Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of YHN Acquisition I Limited (the “Company”) on Amendment No. 3 to Form S-1 to be filed on July 30, 2024, of our report dated May 1, 2024, with respect to our audit of the financial statements of YHN Acquisition I Limited as of December 31, 2023 and for the period December 18, 2023 (inception) through December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC

Ocean, New Jersey

July 30, 2024